Exhibit 10(e)(iii)
THIRD AMENDMENT
OF THE
McDONALD’S SUPPLEMENTAL PROFIT SHARING AND SAVINGS PLAN

The McDonald’s Supplemental Profit Sharing and Savings Plan (the “Plan”) is amended as follows effective as of January 1, 2025, except as otherwise expressly stated.

1.Section 1.3 is amended in its entirety to read as follows:

“1.3 Administration. The Plan is administered by the McDonald’s Corporation Management Committee for Employee Benefits (or its successor) (the “Committee”), which will operate in accordance with the provisions of the Committee’s charter. The Committee may amend its charter at any time and for any reason. If there are no appointed members of the Committee, the Company’s Senior Vice President, Global Total Rewards (or the lead Global Total Rewards officer if there is no appointed Senior Vice President, Global Total Rewards), will act as the Committee.”

2.Section 6.1(d)(ii), permitting fixed dollar installment payments, is amended to add the following sentence:

“Notwithstanding the foregoing, a Participant who has not already elected a fixed dollar installment payment as of December 31, 2024, may not elect a fixed dollar installment payment as a distribution option.”

3.Section 6.5(b), permitting a beneficiary to designate a beneficiary, is removed in its entirety.

4.Section 7.5 is amended in its entirety to read as follows:

“7.5 Unclaimed Plan Account Balances. If a Participant or beneficiary fails to claim an amount due to them following a distribution, after a period determined by the Committee, a stop payment will be issued on any outstanding check and the Company will receive the returned, undistributed funds to be used for any corporate purpose. If the Participant or beneficiary or their respective legal representatives subsequently claims the distribution, no interest or earnings will be paid on the amount distributed. If required under applicable State law, the Committee will transfer the amount to be distributed to the applicable State agency responsible for amounts held under the State’s escheat laws.”

5.Section 7.7 is amended in its entirety to read as follows:

“7.7 Action by the Company. Except as otherwise expressly provided, actions of the Company with respect to the Plan may be taken by the Compensation Committee or by the Committee if the Committee has been authorized to take such action in accordance with a delegation of authority from the Compensation Committee.”

6.Section 9.1 amended in its entirety to read as follows:

“9.1 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time and for any reason, provided that any such amendment or termination may not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or termination.”

7.Section 10.1, regarding action of the Committee, is amended in its entirety to read:

“[Reserved]”

Except to the extent amended by this document, the Plan remains in full force and effect.

Executed on December 6, 2024

By: /s/ Jon Teppo
Jon Teppo, Chair, McDonald’s Officer Committee